Exhibit 4(c)(1)

FIRST AMENDMENT TO LOAN AGREEMENT

This is a FIRST AMENDMENT TO LOAN AGREEMENT entered into as of this 13th day of April 2005 among RAYTECH POWERTRAIN, INC., a Delaware corporation whose address is 4 Corporate Drive, Shelton, Connecticut 06484 ("Raytech Powertain"), ALLOMATIC PRODUCTS COMPANY, a Delaware corporation whose address is 609 E. Chaney Street, Sullivan, Indiana 47882 ("Allomatic"), RAYTECH SYSTEMS, INC., a Delaware corporation, whose address is 312 S. St. Clair Street, Sullivan, Indiana 47882 ("Raytech Systems"; and together with Raytech Powertrain and Allomatic, the "Original Borrowers") and RAYBESTOS POWERTRAIN, LLC, an Indiana limited liability company whose address is 964 East Market Street, Crawfordsville, Indiana 47933 (the "Additional Borrower" and together with the Original Borrower, collectively the "Borrowers"); RAYTECH CORPORATION, a Delaware corporation whose address is Four Corporate Drive, Suite 295, Shelton, Connecticut 06484 (the "Guarantor") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking company having a place of business at 300 Main Street, Stamford, Connecticut 06901 (the "Bank").

W I T N E S S E T H:

WHEREAS, the Original Borrowers and the Bank are parties to a Loan Agreement (the "Loan Agreement") and a Security Agreement (the Security Agreement") each dated as of October 23, 2003 and a Substitute Promissory Note dated January 5, 2004 in the original principal amount of $7,000,000 (the "Note"); and

WHEREAS, as of May 11, 2004, the Borrowers, including the Additional Borrower, the Guarantor and the Bank entered into a Joinder and Assumption Agreement (the "Joinder and Assumption Agreement" and, together with the Loan Agreement, the Security Agreement, and the Note, the "Loan Documents"); and
WHEREAS, the Guarantor has executed an Unconditional Guaranty in favor of the Bank dated as of October 23, 2003 (the "Guaranty") pursuant to which it has guaranteed the obligations of the Borrowers under the Loan Documents, as more fully set forth in the Guaranty; and
WHEREAS, the Borrower and the Guarantor have requested the Bank to revise the Financial Covenants contained in the Loan Agreement and the Bank is willing to do so;
NOW, THEREFORE, in consideration of One Dollar and other valuable considerations and the mutual promises herein contained, the Borrowers, the Guarantor and the Bank hereby agree as follows:
1. The paragraph in the Loan Agreement entitled "Financial Covenants" is hereby amended and restated to read, in full, as follows:

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Current Ratio. Borrower, on an aggregate basis, shall, at all times, maintain a Current Ratio of not less than 2.00 to 1.00. "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities. "Current Assets" shall mean all assets which are so classified in accordance with generally accepted accounting principles. "Current Liabilities shall mean all liabilities which are so classified in accordance with generally accepted accounting principles. Debt Service Coverage Ratio. Borrower, on an aggregate basis, shall maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.00, to be calculated quarterly, as of the final day of each fiscal quarter, on a rolling four quarters basis. "Debt Service Coverage Ratio" is defined as earnings before interest, taxes, depreciation and amortization, less unfinanced capital expenditures, less 50% of distributions to Borrower's parent company, Raytech Corporation, plus (or minus) 50% of the changes in advances to affiliates, divided by the sum of current maturities of long term debt plus current maturities of capital lease obligations plus interest expense paid during the previous four quarters. Minimum Cash Requirement. Borrowers shall, at all times, maintain cash deposits or marketable securities in an amount of not less than $2,500,000.

2. Each of the Borrowers hereby represents and warrants to the Bank that all of the representations and warranties made by it in the Loan Documents are true and correct as of the date hereof as though they were made as of the date hereof except as provided in Section 3 of the Joinder and Assumption Agreement. Each of the Borrowers further represents and warrants to the Bank that there does not exist any Event of Default under the Loan Documents or any event or condition which with the passage of time, the giving of notice or both would constitute an Event of Default thereunder, except for events or conditions which have been waived by the Bank.
3. The Borrowers and the Guarantor represent and warrant to the Bank that an affiliated company, Raybestos Automotive Components Company, has decided to close its manufacturing plant in Sterling Heights, Michigan on or before January 31, 2006 (the "Sterling Heights Closing") and further represent and warrant that, in their judgment, the Sterling Heights Closing does not and will not constitute a material adverse change with respect to the Borrowers or the Guarantor. The Bank agrees that the Sterling Heights Closing, if completed on or before January 31, 2006, shall not be deemed to constitute a material adverse change for purposes of the Loan Agreement.
4. The Borrowers and the Guarantor each acknowledge and agree that the remaining outstanding principal balance of the Note as of the date hereof is $5,583,333.39 and that said sum is absolutely and unconditionally owing from them to the Bank. The Borrowers and the Guarantor further acknowledge and agree that neither they, nor any of them, have any defense or claim of set off against payment of the indebtedness evidenced by the Note.

5. In all other respects, except as expressly herein provided, each of the Loan Documents shall be and remain in full force and effect.
6. The Guarantor has executed this Agreement for the purpose of reaffirming the Guaranty and confirming that it continues to remain in full force and effect.
7. For the convenience of the parties, this Agreement may be executed in multiple counterparts and on multiple signature pages. This Agreement, when executed by all of the parties shall be binding on each of them, whether or not the signatures are on the same or different signature pages.
8. CONNECTICUT PREJUDGMENT REMEDY WAIVER
EACH OF THE BORROWERS AND THE GUARANTOR ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES THE BANK'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

IN WITNESS WHEREOF, each of the Borrowers and the Guarantor and the Bank have caused this Agreement to be executed under seal as of the day and year first above written.

RAYTECH POWERTRAIN, INC.

By________________________________
John B. Devlin, Treasurer

ALLOMATIC PRODUCTS COMPANY

By________________________________
John B. Devlin, Vice President

RAYTECH SYSTEMS, INC.

By________________________________
John B. Devlin, Treasurer

RAYBESTOS POWERTRAIN, LLC

By________________________________
John B. Devlin, Financial Manager

RAYTECH CORPORATION

By________________________________
John B. Devlin, Vice President,
Treasurer, and Chief Financial Officer

WACHOVIA BANK,
NATIONAL ASSOCIATION

By________________________________
Patricia S. Gaudreau,
Sr. Vice President